Exhibit 99.1

Ramco-Gershenson Properties Announces Common Share Offering

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--March 12, 2013--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it is offering 6,000,000 newly issued common shares of beneficial interest. In connection with the offering, the Company will grant the underwriter a 30-day option to purchase up to an additional 900,000 common shares of beneficial interest.

The Company intends to use the net proceeds of the offering to fund a portion of the consideration for the acquisition of 12 shopping centers from its Ramco/Lion LP joint venture, which was announced on March 11, 2013, as well as for general corporate purposes. The offering will not be conditioned on the completion of the acquisition.

Deutsche Bank Securities is acting as sole book-running manager for the offering.

This offering is being made pursuant to an effective shelf registration statement and related prospectus and prospectus supplement filed by the Company with the Securities and Exchange Commission. When available, copies of the prospectus and prospectus supplement for this offering may be obtained by contacting Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, or by email at prospectus.CPDG@db.com, or by calling (800) 503-4611.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company’s business is the ownership and management of multi-anchor shopping centers in strategic, quality of life markets throughout the Eastern, Midwestern and Central United States. At December 31, 2012, the Company owned interests in and managed a portfolio of 78 shopping centers and one office building with approximately 15.0 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Colorado, Wisconsin, Illinois, Indiana, New Jersey, Virginia, Maryland, and Tennessee. At December 31, 2012, the Company’s core operating portfolio was 94.6% leased. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing to ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

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CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications